Exhibit 5.1

SACHS SAX KLEIN
ATTORNEYS AT LAW

SUITE 4150 301 YAMATO ROAD BOCA RATON, FLORIDA 33431	MAILING ADDRESS POST OFFICE BOX 810037 BOCA RATON, FLORIDA 33481-0037
TELEPHONE (561) 994-4499 FACSIMILE (561) 994-4985

October 28, 2003

99 Cent Stuff, Inc.

1801 Clint Moore Road

Boca Raton, Florida 33487

Re:

Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to the units of 99 Cent Stuff, Inc. (the “Company”), included in the Registration Statement on Form S-1 (the “Form S-1”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), each unit consisting of one share of common stock, par value $.001 per share (the “Common Stock”) and one warrant to purchase one share of Common Stock (the “Warrants”).

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deemed relevant and necessary for the opinions expressed in this letter.  In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that

a.

the shares of Common Stock included in the units being registered in the Form S-1 when issued as contemplated in the Form S-1, will be duly and validly issued, fully paid and non-assessable;

99 Cent Stuff, Inc.

October 28, 2003

b.

the Warrants have been duly authorized and upon issuance as contemplated in the Form S-1, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforcement thereof may be limited (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) public policy considerations which may limit the rights of the parties to obtain further remedies; and

c.

the Common Stock issuable upon exercise of the Warrants, will, once issued as contemplated under the Form S-1, be duly and validly issued, and shall be fully paid and non-assessable.

In rendering this opinion, we advise you that we are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of The Florida Bar (the “Report”).  The Report is incorporated by reference into this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sachs Sax Klein